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                           [SULLIVAN & CROMWELL LETTERHEAD]















                                       November 5, 1997




Entertainment Properties Trust,
 One Kansas City Place,
    1200 Main Street, Suite 3250,
       Kansas City, Missouri 64105.



Dear Sirs:


         In connection with the registration under the Securities Act of 1933 (the "Act") of 15,852,000 common shares (the "Securities") of beneficial interest, par value $.01 per share, of Entertainment Properties Trust, a Maryland real estate investment trust(the "Company"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, the terms of the sale of the Securities have been duly

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established in conformity with the Company's declaration of trust, and the
Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.
         The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Maryland law, we have relied upon the opinion, dated November 5, 1997, of Ballard Spahr Andrews & Ingersoll, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Ballard Spahr Andrews & Ingersoll.
         Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Shares" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                             Very truly yours,

                             Sullivan & Cromwell